Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 15, 2010 with respect to the consolidated financial statements, schedules and internal control over financial reporting of Resource Capital Corp and subsidiaries included in the Annual Report on Form 10-K for the year ended December 31, 2009 which are incorporated by reference in this Registration Statement and Prospectus. We hereby consent to the incorporation by reference of the aforementioned reports in the Registration Statement and Prospectus and to the use of our name as it appears under the caption “Experts”.

/s/ GRANT THORNTON LLP

Philadelphia, Pennsylvania

March 22, 2010